EXHIBIT 99.1

Rovi Corporation 2830 De La Cruz Blvd. Santa Clara, CA 95050
ROVI CORPORATION NAMES JAMES E. MEYER CHAIRMAN OF THE BOARD

SANTA CLARA, Calif.--(BUSINESS WIRE)-July 8, 2015 - Rovi Corporation (NASDAQ:ROVI) a leading provider of advanced entertainment discovery, data analytics, and monetization solutions, today announced that James E. Meyer has been unanimously elected as independent Chairman of the Rovi Board of Directors effective July 7, 2015.

“Rovi has made great strides over the past several years in evolving its strategy and developing cloud-based solutions and other next-generation products to drive and complement its growing IP licensing business,” said James. E. Meyer. “Rovi’s products continue to gain momentum and traction in the market, and we are working on several very significant IP license renewals. I am honored to take on the role of Chairman during this exciting time at the Company, and believe Rovi is well positioned to capture the substantial opportunities ahead in the dynamic market in which we operate. I look forward to working alongside the other members of Rovi’s Board, as well as the management team, to build value for all of the Company’s stakeholders.”

Tom Carson, CEO of Rovi, said “Jim is a demonstrated leader with critical industry, technology and operational insights, as well as years of experience both on Boards and as the CEO of a public company. Jim knows Rovi and the industry we operate in very well, and is the right person to lead Rovi’s Board during our next stage of growth.”

Mr. Meyer has served as Chief Executive Officer of SiriusXM since December 2012. Prior to that role, Mr. Meyer served as President of Operations and Sales of SiriusXM and its predecessors from April 2004 to December 2012. From 1997 to 2002, Mr. Meyer served in various executive capacities at Thomson Multimedia Corporation. Mr. Meyer holds a B.S. in Economics and an MBA from St. Bonaventure University.

Additionally, the Audit and Compensation Committees were brought back into compliance with the Nasdaq Stock Market listing rules, as the Board of Directors unanimously constituted the membership of its committees as follows:

Audit Committee: Alan Earhart (Chair), Steve Lucas and Ruthann Quindlen
Compensation Committee: Glenn Welling (Chair), Steve Lucas and Jim Meyer
Corporate Governance & Nominating Committee: Jim Meyer (Chair), Alan Earhart and
Raghu Rau

The Company intends to promptly notify the Nasdaq Stock Market of the above appointments.

About Rovi

Rovi is leading the way to a more personalized entertainment experience. The company’s pioneering guides, data, and recommendations continue to drive program search and navigation on millions of devices on a global basis. With a new generation of cloud-based discovery capabilities and emerging solutions for interactive advertising and audience analytics, Rovi is enabling premier brands worldwide to increase their reach, drive consumer satisfaction and create a better entertainment experience across multiple screens. The company holds over 5,000 issued or pending patents worldwide and is headquartered in Santa Clara, California. Discover more about Rovi at rovicorp.com.

###

Contacts:
Investors
Peter Ausnit
Rovi Corporation
(818) 565-5200

Media
John Christiansen/Megan Bouchier
Sard Verbinnen & Co.
(415) 618-8750